Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

Redcloud Holdings plc

50 Liverpool Street

London

EC2M 7PY

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1 No. 333-288747 (the “Registration Statement”) of our report dated May 15, 2026, relating to the consolidated financial statements of Redcloud Holdings plc (“the Company”) and its subsidiaries as of and for the year ended December 31, 2025, which appears in the consolidated financial statements of the Company’s Annual Report (Form 20-F) for the year ended December 31, 2025.. The report on the consolidated financial statements for the year ended December 31, 2025, contains an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern.

PKF Littlejohn LLP

London, United Kingdom

May 15, 2026

PKF Littlejohn LLP, Chartered Accountants. A list of members’ names is available at the address below. PKF Littlejohn LLP is a limited liability partnership registered in England and Wales No. OC342572. Registered office at 15 Westferry Circus, London E14 4HD. PKF Littlejohn LLP is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separate and independent legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm(s).

PKF Littlejohn LLP 30 Churchill Place Canary Wharf, London E14 5RE T: +44 (0)20 7516 2200 pkf-l.com